UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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AVENUE FINANCIAL HOLDINGS, INC.

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AVENUE FINANCIAL HOLDINGS, INC.

111 – 10th Avenue South, Suite 400

Nashville, Tennessee 37203

(615) 736-6940

Dear Fellow Shareholder:

On or about May 16, 2016, we mailed to you a definitive proxy statement (the “proxy statement/prospectus” or “definitive proxy statement/prospectus”) relating to a special meeting of our stockholders to be held on June 21, 2016 for the purpose of considering and voting on a proposal to adopt the Agreement and Plan of Merger, dated January 28, 2016 (the “merger agreement”), by and among Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”) and Avenue Financial Holdings, Inc., a Tennessee corporation (“Avenue”). Under the terms of the merger agreement, Avenue will be merged with and into Pinnacle, with Pinnacle continuing as the surviving corporation (the “merger”).

The enclosed supplement to the definitive proxy statement/prospectus provides you with additional information for your consideration in voting on the adoption of the merger agreement. We urge you to read this supplement to the proxy statement/prospectus carefully and in its entirety. We also encourage you, if you have not done so already, to review the definitive proxy statement/prospectus dated May 13, 2016 and mailed on or about May 16, 2016.

The date, time and place of the special meeting of our shareholders to vote on a proposal to adopt the merger agreement remain the same and are as follows: June 21, 2016, at 10:30 a.m., local time, at the Frist Center Auditorium, located at 919 Broadway, Nashville, Tennessee 37203. The record date for the special meeting has not changed. Only shareholders of record at the close of business on April 22, 2016, the record date for the special meeting, will be entitled to vote.

Your vote is very important. We cannot complete the merger unless holders of a majority of all outstanding shares of Avenue common stock entitled to vote on the matter vote to adopt the merger agreement. Avenue’s board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

If you have already submitted a proxy, you do not need to do anything unless you wish to change your vote. Whether or not you plan to attend the special meeting, it is important that your shares be represented regardless of the number of shares you hold. If you have not previously voted or if you wish to revoke or change your vote, please sign and return, as promptly as possible, the proxy that accompanied the definitive proxy statement/prospectus previously sent to you. Shareholders who attend the meeting may revoke their proxies and vote in person.

Our board of directors and management appreciate your continuing support of Avenue, and we urge you to support this transaction.

Sincerely,

Ron Samuels, Chairman and Chief Executive Officer

This supplement is first being mailed on or about June 13, 2016

AVENUE FINANCIAL HOLDINGS, INC.

SUPPLEMENT TO PROXY STATEMENT

INTRODUCTION

The information provided in the definitive proxy statement/prospectus dated May 13, 2016, which we refer to in this proxy supplement as the definitive proxy statement/prospectus or the proxy statement/prospectus, previously mailed to Avenue’s shareholders on or about May 16, 2016, continues to apply, except as described in this proxy supplement. To the extent information in this proxy supplement differs from, updates or conflicts with information contained in the definitive proxy statement/prospectus, the information in this proxy supplement is the more current information. We urge you to read carefully this proxy supplement, together with the definitive proxy statement/prospectus. If you would like additional copies of the definitive proxy statement/prospectus, this proxy supplement or the proxy card or if you have questions about the merger, you should contact Avenue Financial Holdings, Inc., 111 Tenth Avenue South, Nashville, Tennessee 37203, Attention: Barbara J. Zipperian or call (615) 736-6940. The definitive proxy statement/prospectus and this proxy supplement may also be found on the Internet at www.sec.gov. Capitalized terms not otherwise defined herein shall have the meanings set forth in the definitive proxy statement/prospectus.

LITIGATION UPDATE

As previously disclosed in the definitive proxy statement/prospectus, on May 9, 2016 a purported class action complaint was filed in the Chancery Court for the State of Tennessee, 20th Judicial District at Nashville, styled Stephen Bushansky, on behalf of himself and all others similarly situated, Plaintiff, versus Avenue Financial Holdings, Inc. Ronald L. Samuels, Kent Cleaver, David G. Anderson, Agenia Clark, James F. Deutsch, Marty Dickens, Patrick G. Emery, Nancy Falls, Joseph C. Galante, David Ingram. Stephen Moore, Ken Robold, Karen Saul and Pinnacle Financial Partners, Inc., Defendants (Case No. 16-489-IV), alleging that the individual defendants breached their fiduciary duties by, among other things, approving the sale of Avenue for an inadequate price as the result of a flawed sales process, agreeing to the inclusion of unreasonable deal protection devices in the merger agreement, approving the merger in order to receive benefits not equally shared by all other shareholders of Avenue, and issuing materially misleading and incomplete disclosures to Avenue’s shareholders. The lawsuit also alleges claims against Avenue and Pinnacle for aiding and abetting the individual defendants’ breaches of fiduciary duties. The plaintiff purports to seek class-wide relief, including but not limited to: an injunction enjoining Defendants from proceeding with the merger, monetary damages, and an award of interest, attorney’s fees, and expenses. On May 18, 2016, the Bushansky litigation was transferred to the Davidson County, Tennessee Business Court Pilot Project (the “Business Court”).

Each of Pinnacle and Avenue believes the claims asserted in this action are without merit and that no further disclosure is required to supplement the definitive proxy statement/prospectus under any applicable rule, statute, regulation or law. However, to avoid the costs, risks and uncertainties inherent in litigation, on June 10, 2016, the defendants entered into a memorandum of understanding with the plaintiff regarding settlement of the Bushansky litigation (the “memorandum of understanding”). The memorandum of understanding outlines the terms of the parties’ agreement in principle to settle and release all claims which were or could have been asserted in the Bushansky action. The memorandum of understanding and Pinnacle’s and Avenue’s agreement to make the supplemental disclosures included herein are not, and should not be construed as, an admission of wrongdoing or liability by any defendant. The defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to the facts and claims asserted, or which could have been asserted, in the Bushansky litigation, including that they have committed any violations of law or breach of fiduciary duty, aided and abetted any violations of law or breaches of fiduciary duty, acted improperly in any way or have any liability or owe any damages of any kind to the plaintiff or to the purported class.

In consideration for the settlement of the Bushansky litigation and release of claims contemplated thereby, the parties to the action have agreed that Avenue and Pinnacle will make certain supplemental disclosures to the definitive proxy statement/prospectus, all of which are set forth below. The memorandum of understanding contemplates that the parties will attempt in good faith to agree promptly upon a stipulation of settlement to be submitted to the Business Court for approval at the earliest practicable time. The stipulation of settlement will be subject to approval by the Business Court, which will consider the fairness, reasonableness and adequacy of such settlement. Under the terms of the proposed settlement, following final approval by the Business Court, the action will be dismissed with prejudice. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Business Court will approve the settlement even if the parties were to enter into such stipulation. In such event, or if the merger is not consummated for any reason, the proposed settlement will be null and void and of no force and effect.

The settlement of the Bushansky litigation will not affect the timing of the meeting at which the merger will be considered by Avenue’s shareholders or the amount of the merger consideration to be paid to Avenue’s shareholders in connection with the merger.

SUPPLEMENTAL DISCLOSURES

Without admitting in any way that the disclosures below are material or otherwise required by law, Pinnacle and Avenue hereby make the following amended and supplemental disclosures:

1.	The following paragraph supplements and restates the second full paragraph appearing on page 31 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

From time to time, Pinnacle’s board members and members of its senior management team have met with many representatives of various investment banking firms, including KBW and Sandler O’Neill & Partners, L.P. (who we refer to as Sandler O’Neill in this proxy statement/prospectus), regarding possible strategic acquisitions that might be attractive to Pinnacle. In September 2015, at the invitation of Pinnacle’s senior management, representatives of KBW, including two individuals who were subsequently among the KBW personnel providing services to Avenue in connection with the merger, attended a strategic planning session of Pinnacle’s board of directors at which the KBW representatives discussed with Pinnacle’s board of directors information concerning the financial services industry market, trends and outlook, the financial services industry M&A environment, Pinnacle’s financial and market performance and a broad range of potential transaction opportunities that Pinnacle might wish to consider. A small portion of KBW’s discussion of potential transaction opportunities covered information concerning a potential merger of Avenue with and into Pinnacle, including pro forma market demographics and the implied pro forma financial impact on Pinnacle of a hypothetical merger with Avenue at an illustrative range of deal values based generally on assumed premiums to the then current market price of Avenue common stock. The merger consideration being paid in the proposed merger between Avenue and Pinnacle represents a deal value above the mid-point of the illustrative range of deal values reviewed by KBW with Pinnacle’s board of directors at the strategic planning session.

2.	The following paragraph supplements and restates the fourth full paragraph appearing on page 31 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

In early December 2015, representatives of KBW responded to a request from Pinnacle’s senior management to provide updated information concerning a potential transaction between Pinnacle and Avenue, including publicly available financial performance metrics for Avenue, illustrative financial terms of a potential business combination of Pinnacle and Avenue similar to those discussed at the September 2015 strategic planning session, pro forma market demographics for the combined companies and comparative information concerning other transactions. This information was provided on December 8, 2015. KBW’s communications with Pinnacle concerning a potential transaction between Pinnacle and Avenue were disclosed by KBW to Avenue prior to KBW’s engagement as Avenue’s financial advisor.

3.	The following sentence is added as the second sentence of the fifth full paragraph appearing on page 32 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

At the December 17, 2015 special meeting of the Avenue board of directors, Mr. Samuels reported that a preliminary call had occurred with KBW on December 16, 2015 to discuss KBW being engaged by Avenue in connection with Avenue’s evaluation of potential strategic alternatives that might be available to Avenue, including a potential transaction with Pinnacle.

4.	The following paragraph supplements and restates the last full paragraph appearing on page 32 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

The special committee of the board of directors of Avenue held a meeting on January 4, 2016. Outside legal counsel and representatives of KBW were also in attendance in person or telephonically. At the meeting, representatives of KBW and the special committee discussed Pinnacle’s verbal proposal. The special committee determined that the verbal indication of interest from Pinnacle was not considered a compelling offer and that Pinnacle would need to present a more compelling offer, in writing, that the committee determined was preemptive in nature with key terms discussed by the special committee. The special committee members agreed that Avenue remaining independent and growing organically, or perhaps through acquisitions, was an attractive alternative and that Avenue was not compelled to accept any offer or sell at that time. The special committee instructed KBW to relay those positions to Pinnacle.

5.	The following sentence is added immediately following the sixth full paragraph on page 33 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

Pinnacle’s January 6, 2016 non-binding written indication of interest, as well as its January 7, 2016 non-binding written indication of interest, assumed that both Mr. Samuels and Mr. Cleaver would join Pinnacle’s senior leadership team, with Mr. Samuels to have a title of vice chairman of Pinnacle’s board of directors and that two current members of the Avenue board of directors would be added to the Pinnacle board of directors upon completion of the merger.

6.	The following paragraph supplements and restates the sixth full paragraph appearing on page 33 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

On January 7, 2016, Mr. Turner sent a letter in response to the Avenue special committee’s request supplementing his letter dated January 6, 2016. In this letter, Mr. Turner expressed that Pinnacle was prepared to improve its non-binding offer to acquire all of Avenue’s common stock at a fixed exchange ratio based on the value of between 0.39 and 0.40 shares of Pinnacle common stock, which corresponded to a to a non-binding offer of a $20.18 to $20.70 per share implied valuation based on the ten-day trading average for Pinnacle’s common stock as of January 5, 2016 of $51.74. Mr. Turner expressed in his letter that the merger consideration would remain a mix of Pinnacle stock and cash in the same percentages as expressed in his January 6, 2016 letter.

7.	The following sentence is added as the last sentence of the third full paragraph on page 35 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Background of the Merger.”

Following additional discussion regarding the proposed merger with Pinnacle, the special committee of Avenue’s board of directors approved a motion to recommend that Avenue’s full board of directors approve the proposed merger with Pinnacle at the regularly scheduled monthly meeting of the full board on January 26, 2016.

8.	A new paragraph is added immediately following the fourth full paragraph on page 35 of the definitive proxy statement/prospectus which is under the heading Proposal #1: The Proposed Merger – Background of the Merger.”

On January 23, 2016, Avenue entered into an engagement letter with KBW, a draft of which had previously been provided to Avenue on January 8, 2016, pursuant to which KBW was formally engaged to act as Avenue’s financial advisor in connection with the proposed merger with Pinnacle or other potential sale of Avenue. The engagement letter included a provision advising Avenue’s board of directors that, prior to the date of the engagement letter, certain KBW personnel who were to provide services to Avenue in connection with the merger also held discussions with representatives of Pinnacle regarding a potential transaction between Avenue and Pinnacle, and that the information provided to or discussed with these individuals by KBW during those discussions may be used or relied upon by Pinnacle to assist it in its negotiations with Avenue and its determination in respect of the merger. KBW representatives also advised the Avenue board of directors, prior to the board’s vote to approve the merger agreement and recommend the merger to Avenue’s shareholders, that a senior member of the KBW deal team owned 10,000 shares of Avenue common stock.

9.	The following paragraph supplements and restates the first full paragraph on page 50 of the definitive proxy statement/prospectus which is under the heading “Proposal #1: The Proposed Merger – Opinion of Avenue’s Financial Advisor.”

Discounted Cash Flow Analysis of Avenue. KBW performed a discounted cash flow analysis of Avenue to estimate a range for the implied equity value of Avenue. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Avenue prepared by and provided to KBW by Avenue management and unaudited total stockholders’ equity, total assets and intangible assets of Avenue as of December 31, 2015 provided to KBW by Avenue management and subsequently disclosed by Avenue in connection with the public disclosure of its preliminary results of operations for 2015 on January 29, 2016. KBW assumed discount rates ranging from 11.0% to 15.0%, which discount rates were selected taking into account a capital asset pricing model implied cost of capital calculation. The range of implied equity values of Avenue were derived by adding (i) the present value of the estimated free cash flows that Avenue could generate over the five-year period from 2016 through 2020 as a stand-alone company, and (ii) the present value of Avenue’s implied terminal value at the end of such period. KBW assumed that Avenue would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain earnings and, as needed, raise additional capital sufficient to maintain that level. Estimated free cash flows, which were negative for Avenue during each year of the five-year period from 2016 through 2020, were calculated generally as the estimated earnings of Avenue for the relevant year less the increase in tangible common equity for that year assumed in order to maintain a tangible common equity to tangible assets ratio of 8.00%. In calculating the terminal value of Avenue, KBW applied a range of 12.0x to 14.0x estimated 2021 net income. The estimated present value of Avenue’s implied terminal value at the end of the five-year period from 2016 through 2020 more than offset the estimated present value of the negative estimated free cash flows of Avenue for the five-year period from 2016 through 2020. This discounted cash flow analysis resulted in a range of implied values per share of Avenue common stock of $14.58 per share to $20.57 per share.

10.	The following disclosure is added as a new section immediately following the carry-over paragraph at the top of page 51 of the definitive proxy statement/prospectus:

Certain Avenue Financial Projections

Avenue does not as a matter of course make public projections as to future performance, earnings or other results due to, among other things, the inherently uncertain and changing nature of the underlying assumptions and resulting estimates. However, Avenue provided certain nonpublic, unaudited prospective financial information to KBW in its capacity as its financial advisor, including projections of Avenue’s standalone financial performance for fiscal years 2016 through 2018. KBW relied on these management projections in performing, among other things, the discounted cash flow analysis described in this proxy statement/prospectus under the section titled “Opinion of Avenue’s Financial Advisor – Discounted Cash Flow Analysis.” The financial performance estimates that were considered by Avenue’s board of directors in evaluating the merger are summarized below. The financial performance estimates do not give effect to the merger or any changes that may be implemented as a result of the merger.

The financial projections included in this proxy statement/prospectus were prepared by Avenue’s management. Pinnacle did not participate in the preparation of these financial projections. The financial projections summarized in this section were prepared by Avenue’s management solely for internal use by Avenue and KBW and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or GAAP. The financial projections are speculative, forward-looking statements.

Avenue’s management believes the financial performance estimates were prepared in good faith and on a reasonable basis based on the best information available to Avenue’s management at the time of their preparation. The financial performance estimates, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results. Neither Avenue nor any of its affiliates, advisors, officers, directors or representatives gives any assurance, and they make no representation, that actual results will not differ from these financial projections. Neither Avenue’s independent registered public accounting firm, nor any other independent registered public accounting firm, has examined, compiled or performed any procedures with respect to these financial projections and no independent registered public accounting firm expresses an opinion or any other form of assurance with respect thereto. Avenue is providing these financial performance estimates solely because portions of them were used in KBW’s financial analyses and considered by Avenue’s board of directors in evaluating the merger. Avenue has made no representation to Pinnacle in the merger agreement or otherwise concerning the accuracy or reliability of these financial projections.

While presented with numeric specificity, the assumptions upon which the financial performance estimates were based necessarily involve judgments with respect to, among other things, future economic, regulatory, political and competitive conditions, which are difficult to predict accurately, and many of which are beyond Avenue’s control. Important factors that may affect actual results include, but are not limited to, the items described in the section titled “Cautionary Statement Regarding Forward-Looking Statements” found at pages 25-6 of this proxy statement/prospectus.

The financial projections provided below were considered by Avenue’s board of directors as of January 28, 2016, and none of Avenue’s, or any of its affiliates’, advisors or representatives undertakes any obligation, or intends (except as required by law) to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after such date or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. Since the date of the projections described below, Avenue has made publicly available its actual results of operations for the fiscal year ended December 31, 2015 and the quarterly period ended March 31, 2016. You should review Avenue’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 for this information.

The inclusion of the financial projections in this proxy statement/prospectus should not be regarded as an indication that Avenue, KBW, Pinnacle or anyone who received the financial projections then considered, or now considers, the financial projections to be material information of Avenue or necessarily predictive of actual future events, and the financial projections should not be relied upon as such. Avenue views the financial projections as nonmaterial because of the inherent risks and uncertainties associated with such long-range financial forecasts. Avenue shareholders are cautioned not to place undue reliance on the financial projections included in this proxy statement/prospectus.

Financial Performance Estimates

(Projected Fiscal Year End)1

(in thousands)	2016	2017	2018
Total Assets[2]	$1,322,222	$1,520,555	$1,748,638
Net Income[3]	$8,759	$12,669	$17,384
Shareholders’ Equity[4]	$103,578	$116,247	$133,630

1.	Assumes no dividends are paid to holders of Avenue common stock for applicable periods.

2.	Total assets were assumed to continue to grow at an annual rate of 15.0% for 2019, 2020 and 2021. Includes intangible assets of $2,966,000 at the end of each period.

3.	Net income was assumed to grow at an annual rate of 15.0% for 2019, 2020 and 2021.

4.	Includes intangible assets of $2,966,000 at the end of each period. In addition, the shareholders’ equity indicated above does not reflect additional capital raising by Avenue in order for Avenue to maintain a tangible common equity to tangible assets ratio of 8.00% and, as such, was not utilized by KBW for purposes of the discounted cash flow analysis described in this proxy statement/prospectus under the section titled “Opinion of Avenue’s Financial Advisor— Discounted Cash Flow Analysis.”

Additional Information and Where to Find It

This supplement may be deemed to be solicitation material in respect of the proposed merger of Avenue with and into Pinnacle. In connection with the proposed merger transaction, Avenue filed with the SEC the definitive proxy statement/prospectus on May 16, 2016 and mailed the definitive proxy statement/prospectus to its shareholders beginning on May 16, 2016. Pinnacle has filed a registration statement on Form S-4 with the SEC to register the shares of Pinnacle common stock that will be issued to the shareholders of Avenue in connection with the merger. Pinnacle’s registration statement includes the definitive proxy statement/prospectus.

INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT AVENUE, PINNACLE AND THE MERGER.

You may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Avenue Financial Holdings, Inc., 111 10th Avenue South, Suite 400, Nashville, TN 37203, Attention: Investor Relations (615) 252-2265 or Pinnacle Financial Partners Inc., 150 3rd Avenue South, Suite 980, Nashville, TN 37201, Attention: Investor Relations (615) 744-3742.

Avenue and Pinnacle, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Avenue in respect of the merger. Certain information about the directors and executive officers of Avenue is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 29, 2016. Certain information about the directors and executive officers of Pinnacle is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 29, 2016 and its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on March 10, 2016, its Current Report on Form 8-K, which was filed with the SEC on April 1, 2016 and its Current Report on Form 8-K, which was filed with the SEC on April 19, 2016. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

All statements, other than statements of historical fact included in this proxy supplement, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “should,” “estimate,” “projections,” “perspective” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits to Pinnacle of the proposed merger transaction with Avenue, Pinnacle’s and Avenue’s future financial and operating results (including the anticipated impact of the merger with Avenue on Pinnacle’s earnings and tangible book value) and Pinnacle’s plans, objectives and intentions. All of these forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle or Avenue to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the merger with Avenue may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with Avenue with customers, suppliers or employee relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Avenue, (4) the risk of successful integration of Avenue’s business with Pinnacle’s business, (5) the failure of Avenue’s shareholders to approve the merger, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) reputational risk and the reaction of the parties’ customers to the proposed merger, (8) the failure of the closing conditions to be satisfied,

(9) the risk that the integration of Avenue’s operations with Pinnacle’s will be materially delayed or will be more costly or difficult than expected, (10) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by Pinnacle’s issuance of additional shares of its common stock in the merger and (12) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the definitive proxy statement/prospectus under the sections titled “Risk Factors Related to the Merger” and “Cautionary Statement Regarding Forward-Looking Statements” and in Pinnacle’s and Avenue’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with or furnished to the SEC and available on the SEC’s website at http://www.sec.gov. Pinnacle and Avenue disclaim any obligation to update or revise any forward-looking statements contained in this release which speak only as of the date hereof, whether as a result of new information, future events or otherwise.